January 11, 2001


Office of the Chief Accountant
SECPS Letter Files
Securities and Exchange Commission

Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Dynatec International, Inc. and, under the date of March 1, 2000, we reported on the consolidated financial statements of Dynatec International, Inc. and subsidiaries as of and for the years ended December 31, 1999 and 1998. On January 5, 2001, our appointment as principal accountants was terminated. We have read Dynatec International, Inc.'s statements included under Item 4 of its Form 8-K dated January 11, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with Dynatec International, Inc.'s statements that (i) Tanner & Co. have been retained as principal accountant, (ii) the Board of Directors has appointed Tanner & Co. to audit the books and accounts of Dynatec International, Inc. and (iii) the Board intends to seek ratification of its decision by the Company's shareholders at the next held annual meeting of shareholders.

Very truly yours,

/s/ KPMG LLP